Exhibit 99.1

Investor Contact:	Nancy Christal Senior Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen H. Boone Senior Vice President Corporate Communications & Community Relations (401) 770-4561

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Final Results of Tender Offers

WOONSOCKET, RI, December 24, 2012 – CVS Caremark Corporation (NYSE: CVS) announced today the final results of its previously announced cash tender offers (the “Tender Offers”) commenced on November 26, 2012, for (1) any and all of its 6.60% Senior Notes due 2019 (the “Any and All Notes”), and (2) up to a maximum amount of its 6.125% Senior Notes due 2016 and 5.750% Senior Notes due 2017 (collectively, the “Maximum Tender Offer Notes” and, together with the Any and All Notes, the “Notes”). The Tender Offers were made solely pursuant to CVS Caremark’s Offer to Purchase dated November 26, 2012, as amended or supplemented (the “Offer to Purchase”).

The Tender Offers expired at 11:59 p.m., New York City time, on December 21, 2012 (the “Expiration Date”). An aggregate principal amount of $1,740,787,000 of Notes was validly tendered in the Tender Offers since commencement of the Tender Offers and not validly withdrawn. The table below sets forth for each series of Notes the principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted for Purchase	Final Proration(1)
Any and All Notes:
6.60% Senior Notes due 2019	126650BN9	$1,000,000,000(2)	1	$605,742,000(2)	$605,742,000	N/A

Maximum Tender Offer Notes:
6.125% Senior Notes due 2016	126650BE9	$ 700,000,000	2	$279,530,000	$279,530,000	100.0%
5.750% Senior Notes due 2017	126650BH2	$1,750,000,000	3	$855,515,000	$439,692,000	51.3%

(1)	Rounded to the nearest tenth of a percentage point.
(2)
On December 11, 2012 (the “Early Settlement Date”), CVS Caremark purchased $602,958,000 aggregate principal amount of the Any and All Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on December 7, 2012 (the “Early Tender Date”).

The amount of each series of Notes accepted for purchase was determined under the terms and conditions of the Tender Offers as set forth in the Offer to Purchase. CVS Caremark will accept for purchase all of the Any and All Notes validly tendered after the Early Tender Date and on or prior to the Expiration Date. As described in the Offer to Purchase (as modified by CVS Caremark’s press release dated December 10, 2012), CVS Caremark will accept for purchase Maximum Tender Offer Notes such that the aggregate principal amount of the Maximum Tender Offer Notes tendered and accepted for purchase is up to $1,325,000,000 less the aggregate principal amount of the Any and All Notes tendered and accepted for purchase (the “Maximum Tender Offer Amount”).

The principal amount of the Maximum Tender Offer Notes to be purchased in the Maximum Tender Offers was determined in accordance with the acceptance priority level (in numerical priority order) specified in the table above. Accordingly, all of the 6.125% Notes validly tendered will be accepted for purchase before any of the 5.750% Notes validly tendered are accepted for purchase and, because the Maximum Tender Offer Amount exceeds the aggregate principal amount of the 6.125% Notes validly tendered, proration of the 6.125% Notes is not required.  However, the aggregate principal amount of the 5.750% Notes validly tendered was more than the remaining Maximum Tender

Offer Amount (after deducting the aggregate principal amount of the 6.125% Notes validly tendered); therefore, the principal amount of 5.750% Notes accepted for purchase was prorated as set forth in the Offer to Purchase, resulting in the proration factor set forth in the table above.  Subject to the terms and conditions set forth in the Offer to Purchase, including the Maximum Tender Offer Amount, the Acceptance Priority Levels and proration, CVS Caremark will accept for purchase the Maximum Tender Offer Notes that were validly tendered on or prior to the Expiration Date as set forth in the table above.  Notes not accepted for purchase will be promptly returned to the tendering Holder.

The consideration for the Maximum Tender Offer Notes validly tendered pursuant to the Maximum Tender Offers, and for the Any and All Notes validly tendered at or prior to the Expiration Date and not already purchased on the Early Settlement Date, as calculated by the Dealer Managers and announced on December 10, 2012, is expected to be paid on December 26, 2012 (the “Final Settlement Date”).  In addition to the Total Consideration or Tender Offer Consideration, as applicable (as such terms are defined in the Offer to Purchase), Holders of Notes accepted for purchase will receive accrued and unpaid interest on those Notes from the last interest payment date with respect to such Notes to, but not including, the Final Settlement Date.

Barclays Capital Inc. and U.S. Bancorp Investments, Inc. served as Dealer Managers for the Tender Offers.  D.F. King & Co., Inc. served as the tender and information agent for the Tender Offers. For additional information regarding the terms of the Tender Offers, please contact the Dealer Managers at Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or at U.S. Bancorp Investments, Inc. at (877) 558-2607 (toll-free) or (612) 336-7604 (collect).

About the Company:

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,400 CVS/pharmacy® stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with approximately 600 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company with an unmatched breadth of capabilities, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about how CVS Caremark is reinventing pharmacy for better health at http://info.cvscaremark.com.

Forward-looking Statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.